                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A
                                (Amendment No. 1)

        Current Report Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 12, 1999



                            Cox Communications, Inc.
 -------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                                    Delaware
 -------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)




             1-6590                                     58-2112288
 -----------------------------     ---------------------------------------------
   (Commission File Number)            (I.R.S. Employer Identification Number)


                    1400 Lake Hearn Drive
                      Atlanta, Georgia                       30319
 -------------------------------------------------------------------------------
        (Address of principal executive offices)           (Zip Code)


                                 (404) 843-5000
 -------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS.

         On May 11, 1999, Cox Communications, Inc. entered into an agreement and plan of merger with TCA Cable TV, Inc. Under this agreement, TCA shareholders will receive $31.25 in cash and 0.7418 of a share of Cox's Class A common stock in exchange for each share of TCA common stock. Alternatively, TCA shareholders can elect to receive either $62.50 in cash or 1.486 shares of Cox's Class A common stock for each TCA share, subject in each case to proration in the event that such elections would result in the payment of more than $1.6 billion in cash or the issuance of more than approximately 39.6 million shares of Class A common stock.

         The proposed merger requires the approval of holders of two-thirds of the outstanding TCA stock, and holders of approximately 20.8% of TCA outstanding stock have agreed to vote in favor of the merger. TCA has scheduled a special meeting of the TCA shareholders on August 12, 1999 to vote on the merger. TCA proxy materials for the special meeting were first mailed to TCA shareholders on or about July 9, 1999.

         Cox originally filed this current report on Form 8-K to report entering into the TCA merger agreement, and the disclosure under Item 5 in the original report is hereby incorporated by reference into this amended report. This amended report is being filed to provide certain historical financial statements of TCA and pro forma financial information reflecting Cox's acquisition of TCA.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial statements of business acquired:

                  Unaudited financial statements for the six months ended April 30, 1999 and 1998 and audited financial statements for the fiscal year ended October 31, 1998 of TCA Cable TV, Inc. ("TCA"). These historical financial statements are included in this report beginning on page F-1.

         (b)      Pro forma financial information:

                  Pro forma financial statements reflecting the acquisition of TCA are included in this amended report beginning on page P-1.

         (c)      Exhibits:

                  23.1     Consent of KPMG LLP

                      TCA CABLE TV, INC. AND SUBSIDIARIES
                               TABLE OF CONTENTS

                                                                                               PAGES
                                                                                               -----
          INDEPENDENT AUDITORS' REPORT                                                          F-2

          CONSOLIDATED BALANCE SHEETS AS OF APRIL 30, 1999 (UNAUDITED) AND
          OCTOBER 31, 1998                                                                      F-3

          CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED APRIL
          30, 1999 AND 1998(UNAUDITED) AND THE YEAR ENDED OCTOBER 31, 1998                      F-4

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE SIX
          MONTHS APRIL 30, 1999 (UNAUDITED) AND THE YEAR ENDED OCTOBER 31, 1998                 F-5

          CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED APRIL
          30, 1999 AND 1998(UNAUDITED) AND THE YEAR ENDED OCTOBER 31, 1998                      F-6

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                            F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
TCA Cable TV, Inc.

         We have audited the consolidated balance sheet of TCA Cable TV, Inc. and Subsidiaries as of October 31, 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TCA Cable TV, Inc. and Subsidiaries as of October 31, 1998 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                    KPMG LLP

Dallas, Texas
December 18, 1998

                      TCA CABLE TV, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                            ASSETS

                                                                        APRIL 30,            OCTOBER 31,
                                                                          1999                  1998
                                                                     ---------------       ---------------
                                                                       (Unaudited)
Cash ..........................................................      $     3,559,866       $     5,763,140
Accounts receivable, customers ................................           21,913,825            18,929,089
Accounts receivable, other ....................................            1,865,495             1,737,397
Income tax receivable .........................................            1,354,826
Property, plant and equipment, at cost:
  Land ........................................................            5,329,731             5,241,470
  Distribution systems ........................................          481,146,219           444,642,934
  Transportation equipment ....................................           18,087,210            16,992,631
  Other .......................................................           55,264,839            49,611,572
                                                                     ---------------       ---------------
                                                                         559,827,999           516,488,607
  Less accumulated depreciation ...............................         (237,695,426)         (217,293,618)
                                                                     ---------------       ---------------
                                                                         322,132,573           299,194,989
                                                                     ---------------       ---------------
Other assets:
  Intangibles, net of accumulated amortization of
     $128,160,421 and $117,552,728, respectively ..............          722,438,917           731,796,648
  Prepaid expenses and other assets ...........................           15,100,358            13,351,150
                                                                     ---------------       ---------------
                                                                         737,539,275           745,147,798
                                                                     ---------------       ---------------
                                                                     $ 1,088,365,860       $ 1,070,772,413
                                                                     ===============       ===============
                                          LIABILITIES

Accounts payable ..............................................      $    26,784,008       $    15,030,913
Accrued expenses ..............................................           28,484,249            30,639,397
Subscriber advance payments ...................................            2,267,449             2,530,559
Income tax payable ............................................                                  1,225,506
Deferred income taxes .........................................           89,580,000            83,180,000
Debt ..........................................................          529,011,352           552,016,193
                                                                     ---------------       ---------------
                                                                         676,127,058           684,622,568
                                                                     ---------------       ---------------
Redeemable minority interest ..................................          196,134,029           192,687,542
Contingencies and commitments
                                     SHAREHOLDERS' EQUITY

Preferred stock, $1.00 par value, 5,000,000 shares
  authorized; none issued
Common stock, $.10 par value, 120,000,000 and
 60,000,000 shares authorized; 50,172,114 and 50,101,543 ......            5,017,211             5,010,154
  shares issued, respectively
Additional paid-in capital ....................................           58,089,026            54,823,338
Retained earnings .............................................          158,887,063           143,138,112
Accumulated other comprehensive income ........................            1,518,750
                                                                     ---------------       ---------------
                                                                         223,512,050           202,971,604
Less treasury stock at cost, 314,516 and 482,516 shares issued,
respectively ..................................................           (7,407,277)           (9,509,301)
                                                                     ---------------       ---------------
                                                                         216,104,773           193,462,303
                                                                     ---------------       ---------------
                                                                     $ 1,088,365,860       $ 1,070,772,413
                                                                     ===============       ===============

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                      TCA CABLE TV, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                 SIX MONTHS ENDED                YEAR ENDED
                                                                    APRIL 30,                    OCTOBER 31,
                                                             1999               1998                1998
                                                        -------------       -------------       -------------
                                                                    (UNAUDITED)
Revenues ....................................           $ 211,635,722       $ 177,454,243       $ 385,736,783
Operating Expenses:
  Salaries, Wages and Benefits ..............              38,045,250          31,687,907          69,205,030
  Programming and Non-cable Direct Costs ....              58,301,503          47,709,777         103,720,764
  Other Operating Expenses ..................               6,815,867           6,333,569          13,415,570
  Selling, General and Administrative .......              15,390,349          13,698,666          30,716,703
  Depreciation and Amortization .............              31,117,652          25,629,836          56,386,834
                                                        -------------       -------------       -------------
                                                          149,670,621         125,059,755         273,444,901
                                                        -------------       -------------       -------------
  Operating Income ..........................              61,965,101          52,394,488         112,291,882
Other Income ................................                 107,379           1,128,364           1,001,868
Interest Expense ............................             (18,021,138)        (14,896,656)        (34,052,395)
Minority Interest ...........................              (5,346,487)         (4,540,236)         (9,550,664)
                                                        -------------       -------------       -------------
  Income Before Income Taxes ................              38,704,855          34,085,960          69,690,691
                                                        -------------       -------------       -------------
Provision for Income Taxes:
  Current ...................................               8,600,000           7,000,000          15,600,000
  Deferred ..................................               6,400,000           6,500,000          11,600,000
                                                        -------------       -------------       -------------
                                                           15,000,000          13,500,000          27,200,000
                                                        -------------       -------------       -------------
Net Income ..................................           $  23,704,855       $  20,585,960       $  42,490,691
                                                        =============       =============       =============
Basic Earnings Per Common Share .............           $        0.48       $        0.41       $        0.85
                                                        =============       =============       =============
Diluted Earnings Per Common Share ...........           $        0.47       $        0.41       $        0.84
                                                        =============       =============       =============

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                      TCA CABLE TV, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY



                                                 COMMON STOCK ISSUED    ADDITIONAL                                ACCUMLATED OTHER
                                              -----------------------    PAID-IN       RETAINED     TREASURY       COMPREHENSIVE
                                                SHARES      AMOUNT       CAPITAL       EARNINGS       STOCK           INCOME
                                              ----------  -----------  -----------   ------------  ------------   ----------------
Balance, October 31, 1997 ..................  49,982,096   $2,499,105  $51,845,522   $119,108,443  $(2,786,375)
  Net income ...............................                                           42,490,691
  Purchase of treasury
     stock .................................                                                        (7,146,250)
  Issuance of treasury stock
     in connection with an
     acquisition ...........................                               538,776                     423,324
  Other issuances of common
     stock .................................      55,927        3,431    1,457,464
  Stock options exercised ..................      63,520        3,226      793,776

  Amortization of warrants
     (Note 5) ..............................                               187,800
  Cash dividends at $.32 per
     share .................................                                          (15,956,630)
  Common stock split effected
     in the form of a
     dividend ..............................                2,504,392                  (2,504,392)
                                              ----------   ----------  -----------   ------------  -----------     ----------

Balance, October 31, 1998 ..................  50,101,543   $5,010,154  $54,823,338   $143,138,112  $(9,509,301)
                                              ----------   ----------  -----------   ------------  -----------     ----------

  Net income (unaudited) ...................                                           23,704,855
  Issuance of common
    stock (unaudited) ......................      28,518        2,852      949,901
  Issuance of treasury stock in
    connection with an acquisition
    (unaudited) ............................                             2,097,976                   2,102,024
  Stock options exercised
    (unaudited) ............................      42,053        4,205      123,911
  Amortization of warrants
    (unaudited) ............................                                93,900
  Cash dividends at $.16 per
     share (unaudited) .....................                                           (7,955,904)
  Net unrealized gain on
     available-for-sale securities
     (unaudited) ...........................                                                                       $1,518,750
                                              ----------   ----------  -----------   ------------  -----------     ----------

Balance, April 30, 1999
  (unaudited) ..............................  50,172,114   $5,017,211  $58,089,026   $158,887,063  $(7,407,277)    $1,518,750
                                              ==========   ==========  ===========   ============  ===========     ==========


                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                      TCA CABLE TV, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                        SIX MONTHS ENDED                YEAR ENDED
                                                                            APRIL 30,                   OCTOBER 31,
                                                                   1999                1998                1998
                                                               -------------       -------------       -------------
                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net Income ............................................      $  23,704,855       $  20,585,960       $  42,490,691
  Adjustments to reconcile net income to net cash
     Provided by operating activities:
     Depreciation expense ...............................         20,440,964          16,669,636          36,503,898
     Amortization expense ...............................         10,676,688           8,960,200          19,882,936
     Deferred income taxes ..............................          6,400,000           6,500,000          11,600,000
     Gain on sale of assets .............................            (85,246)         (1,062,268)         (1,001,868)
     Minority interest in earnings ......................          5,346,487           4,540,236           9,550,664
     Employee stock bonus ...............................            276,875             270,313             270,312
     Stock warrant amortization .........................             93,900              93,900             187,800
     Contribution of common stock to retirement plan ....            675,879             554,804           1,190,583
     Changes in operating assets and liabilities:
        Prepaid expenses and other assets ...............           (222,658)         (1,234,266)          6,135,050
        Accounts receivable, customers ..................         (2,984,736)         (2,469,601)         (3,076,332)
        Accounts receivable, other ......................           (128,098)         (1,376,575)           (720,327)
        Income tax receivable ...........................         (1,354,826)         (1,364,960)
        Income tax payable ..............................         (1,225,506)                                  3,927
        Subscriber advance payments .....................           (263,110)          1,837,302            (991,681)
        Accrued expenses ................................         (2,155,148)          7,997,802           6,985,852
        Accounts payable ................................         11,753,095           1,480,909           2,983,132
                                                               -------------       -------------       -------------
        Net cash provided by operating activities .......         70,949,415          61,983,392         131,994,637
                                                               -------------       -------------       -------------
Cash flows from investing activities:
  Cash paid for acquisitions ............................                           (249,890,220)       (253,494,896)

  Capital expenditures ..................................        (43,216,915)        (26,540,283)        (75,714,408)
  Other .................................................                                                   (500,000)
  Proceeds from sales of assets .........................          2,804,654           3,884,104           4,327,295
                                                               -------------       -------------       -------------
      Net cash used in investing activities .............        (40,412,261)       (272,546,399)       (325,382,009)
                                                               -------------       -------------       -------------
Cash flows from financing activities:
  Borrowings of debt ....................................         40,500,000         605,599,999         673,699,999
  Repayments of debt ....................................        (63,504,841)       (373,604,382)       (438,708,987)
  Debt issuance costs ...................................             (7,800)        (10,195,447)        (10,204,812)
  Treasury stock purchased ..............................                                                 (7,146,250)
  Proceeds from stock options exercised .................            128,117             747,216             797,002
  Partnership contributions .............................          1,400,000
  Partnership distributions .............................         (3,300,000)         (3,300,000)         (6,600,000)
  Dividends paid ........................................         (7,955,904)         (7,972,259)        (15,956,630)
                                                               -------------       -------------       -------------
      Net cash provided by (used in) financing activities        (32,740,428)        211,275,127         195,880,322
                                                               -------------       -------------       -------------
Net increase (decrease) in cash .........................         (2,203,274)            712,120           2,492,950
Cash at beginning of year ...............................          5,763,140           3,270,190           3,270,190
                                                               -------------       -------------       -------------
Cash at end of year .....................................      $   3,559,866       $   3,982,310       $   5,763,140
                                                               =============       =============       =============
Supplemental Cash Flow Information:
  Interest paid .........................................      $  17,957,126       $  10,326,989       $  28,348,634
                                                               =============       =============       =============
  Income taxes paid .....................................      $  11,180,332       $   8,364,960       $  14,267,450
                                                               =============       =============       =============

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                      TCA CABLE TV, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (ALL INFORMATION WITH RESPECT TO INTERIM PERIODS ENDED
                   JANUARY 31, 1999 AND 1998 ARE UNAUDITED)

1.       BASIS OF FINANCIAL STATEMENT PRESENTATION

         TCA Cable TV, Inc. (the "Company" or "TCA") owns and operates cable television ("CATV") systems in non-urban areas in Arkansas, Idaho, Louisiana, Mississippi, New Mexico, Oklahoma and Texas. TCA is also a cable advertising insertion provider serving the cable television industry throughout the United States and has begun offering high-speed Internet access in Texas during the year ended October 31, 1998.

         The consolidated financial statements include the accounts of all wholly-owned subsidiaries of the Company. Beginning May 1996, the consolidated financial statements also include the accounts of TCA Cable Partners, a partnership that is owned 75% by TCA and 25% by DR Partners, a division of Stephens Group, Inc. Effective February 1998, the consolidated financial statements include the accounts of TCA Cable Partners II, a partnership that is owned 80% by TCA and 20% by TCI American Cable Holdings IV, L.P., an affiliate of Tele-Communications, Inc.

         All significant intercompany transactions have been eliminated in consolidation.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Property, Plant and Equipment

         Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the related assets as follows:


                      Distribution systems.......  5-15 years
                      Transportation equipment...     5 years
                      Buildings and other........  5-32 years

         Maintenance and repair costs are charged to expense as incurred. Major replacements and betterments are capitalized. Upon sale or retirement, the cost and accumulated depreciation applicable to the asset is written off and the resulting gain or loss is reflected in income.

Intangibles

         Intangible assets including franchises, non-compete agreements and goodwill are recorded at cost. Intangible assets are amortized on a straight-line basis over the expected useful lives of the assets, which range from 5 to 40 years.

         Goodwill represents the excess of the cost of the acquisition over the fair value of the net assets acquired and is being amortized on a straight-line basis over 40 years. At each balance sheet date, management assesses whether there has been a permanent impairment in the value of goodwill by considering current operating results, estimated non discounted future cash flows, trends and prospects.

Other Assets

         Debt issuance costs are amortized to interest expense using the interest method over the terms of the related debt. Net debt issuance costs are approximately $10.5 million at October 31, 1998.

Revenue Recognition

         The Company recognizes cable television revenue as services are provided to subscribers. Advertising revenues are recognized when commercials are broadcast.

Income Taxes

         The Company and its subsidiaries file a consolidated federal income tax return. The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes in accordance with Statement on Financial Accounting Standards No. 109, "Accounting for Income Taxes."

Earnings Per Share

         During fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS No. 128 requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 49,832,928 shares, 49,682,205 shares and 49,794,130 shares for the year ended October 31, 1998 and the six months ended April 30, 1999 and 1998, respectively. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares and common stock equivalents for stock options outstanding during the period. The weighted average number of common shares and common stock equivalents outstanding was 50,272,847 shares, 50,449,711 shares and 50,218,578 shares for the year ended October 31, 1998 and the six months ended April 30, 1999 and 1998, respectively. Common stock equivalents are comprised of warrants to purchase 252,523 common stock equivalent shares during the year ended October 31, 1998 and 358,416 and 226,171 common stock equivalent shares during the six months ended April 30, 1999 and 1998, respectively, and options to purchase 187,396 common stock equivalent shares during the year ended October 31, 1998 and 409,090 and 198,277 common stock equivalent shares during the six months ended April 30, 1999 and 1998, respectively.

         All share and per share data included in the accompanying statements and related notes have been adjusted retroactively for a two-for-one stock split effective July 15, 1998.

Treasury Stock

         During fiscal year 1998, pursuant to authorization by the Board of Directors and in accordance with applicable securities regulations, the Company repurchased 295,000 shares of its common stock at a cost of $7.1 million. The repurchased common stock will be used for acquisitions and other corporate purposes. The repurchased common stock is reflected as a reduction of shareholders' equity.

Stock Compensation

         The Company accounts for employee stock options under the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires pro forma disclosure of compensation expense using a fair value based method of accounting for stock based compensation plans.

Use of Estimates

         The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Concentration of Credit Risk

         The Company maintains cash balances at several financial institutions. During the year, these balances may exceed federally insured amounts.

Comprehensive Income

         In June 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting comprehensive income and its components in a full set of financial statements. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustment and unrealized gain/loss on available for sale securities. For the six month period ended April 30, 1999, the difference between net income, as reported, and comprehensive income of $25,223,605 relates solely to the change in unrealized gain on the available for sale securities of $1,518,750. There were no differences between comprehensive income and net income, as reported, during the year ended October 31, 1998 and six months ended April 30, 1998.

Interim Financial Data (unaudited)

         The interim financial data for the six month periods ended April 30, 1999 and 1998 has been prepared by the Company and is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of operations and cash flows for the interim periods. Results for interim periods are not necessarily indicative of the results to be achieved for the full year.




3.       INTANGIBLE ASSETS

         Intangible assets consists of the following at October 31, 1998:


                    Covenants not to compete .....      $  38,221,062
                    Franchises ...................        146,207,406
                    Goodwill .....................        664,920,908
                                                        -------------
                                                          849,349,376
                    Less: Accumulated amortization       (117,552,728)
                                                        -------------
                                                        $ 731,796,648
                                                        =============

4.       DEBT

         Debt consists of the following at October 31, 1998:



               Notes payable to three companies payable in semiannual
                 installments beginning February 1993, due August 1999,
                 bearing interest at 9.0% ......................................              $ 12,000,000

               Notes payable to five insurance companies payable in
                 annual installments beginning June 1999, due June
                 2005, bearing interest at 7.26% ...............................               100,000,000

               Bonds due February 1, 2028. Interest payable semiannually
                 on February 1 and August 1 each year beginning August
                 1, 1998, bearing interest at 6.53% ............................               200,000,000

               Revolving bank credit, terminating June 1999, with
                 interest at prime or LIBOR plus an applicable margin,
                 unused portion of $2,000,000 as of October 31, 1998,
                 with no commitment fees(a) ....................................                38,000,000

               Revolving bank credit, terminating January 31, 2003, with
                 interest at prime or LIBOR plus an applicable margin,
                 unused portion of $148,000,000 as of October 31, 1998,
                 with a commitment fee of .20% per annum on the unused
                 portion(a) ....................................................               202,000,000

               Other............................................................                    16,193
                                                                                              ------------
                                                                                              $552,016,193
                                                                                              ============

(a) The weighted average interest rate on the Company's revolving bank credit agreements at October 31, 1998 was 6.14%.

         The Company's revolving bank credit agreements and the term loan agreements contain restrictive covenants including minimum cash flow ratios. Under these covenants, the Company's dividends, capital expenditures and fixed principal payments could also be limited. The Company has obtained a waiver of non-compliance as of October 31, 1998 relating to the fixed charges coverage covenant on its notes payable due August 1999 and June 2005. The Company may be in noncompliance under these notes in future periods. The Company believes it can obtain waivers of noncompliance as needed.

         Scheduled maturities of debt at October 31, 1998, are as follows:

               1999 .................      $ 64,295,643
               2000 .................        14,291,978
               2001 .................        14,285,714
               2002 .................        14,285,714
               2003 .................       216,285,714
               Thereafter ...........       228,571,430
                                           ------------
                                           $552,016,193
                                           ============



         On July 24, 1997, the Company filed a shelf registration with the SEC for a public debt offering of up to $300 million. On February 2, 1998, the Company issued $200 million in bonds due February 1, 2028 with a coupon of 6.53% to finance the TCI Transaction (Note 8). In connection with this debt offering, the Company entered into treasury lock transactions with a notional amount totaling $100 million in August 1997 (the "Treasury Locks"). The Treasury Locks were designated as a hedge against interest rate changes prior to the closing of the debt offering. In January 1998, the Treasury Locks were terminated at a cost of $7.9 million. The cost, which is classified as a debt issuance cost in other assets in the accompanying balance sheet, is being amortized over the term of the public debt as an interest rate yield adjustment.

5.       TRANSACTIONS WITH AFFILIATES

         TCA Management Company performs all accounting and management services for two CATV systems owned by affiliated companies (the "affiliated companies"). Revenues received by TCA Management Company from the affiliated companies (which equal an expense reimbursement plus a profit) are included in revenues and related expenses are included in operating expenses. These amounts are not material.

         The Company leases its headquarters building from a company partially owned by an officer and director of TCA. The annual lease expense was $318,515 for fiscal year 1998.


6.       CONTINGENCIES AND COMMITMENTS

         Annual rental expense for utility poles and tower sites for the year ended October 31, 1998 was approximately $3.3 million.

         Rental expense for all other rental agreements for office equipment and buildings for the year ended October 31, 1998 was approximately $1.8 million.

         Various lawsuits are pending against the Company and its subsidiaries. The Company intends to vigorously contest the liability in all matters brought against the Company. While no assurance can be given as to the ultimate outcome, management believes the litigation will not have a material adverse effect on the results of operations or financial position of the Company.

         The Telecommunications Act of 1996 was signed into law on February 8, 1996. This law alters the regulatory structure governing the nation's telecommunications providers. It removes barriers to competition in both the cable television market and the local telephone market. Among other things, it reduces the scope of cable regulation. The Company's management believes this legislation may have a significant impact on its future operations and its competitive environment.

7.       INCOME TAXES

         The following is a reconciliation of taxes computed at the statutory federal income tax rate with the provision for income taxes in the consolidated financial statements for the year ended October 31, 1998:


      Income before taxes .........................    $ 69,690,691
                                                       ============

      Statutory federal rate ......................            35.0%
      Provision for federal income taxes at
         the statutory federal rate ...............    $ 24,391,742

      State income taxes, net of federal
         benefit ..................................       1,851,853
      Amortization of goodwill ....................         236,605
      Other .......................................         719,800
                                                       ------------
      Provision for income taxes ..................    $ 27,200,000
                                                       ============

         The deferred income taxes liability balance of $83,180,000 at October 31, 1998, is the tax effect of temporary differences between the tax bases of the Company's property, plant and equipment and intangibles and their bases for financial reporting purposes. Other temporary differences are not significant.


8.       ACQUISITIONS AND DISPOSITIONS

         On September 1, 1998, the Company acquired the assets of the cable television system serving approximately 2,500 subscribers in Sallisaw, Oklahoma. The acquisition was made through TCA Cable Partners, the TCA managed partnership with DR Partners ("Donrey"), a division of Stephens Group, Inc. The system was acquired from Tele-Communications, Inc. ("TCI"). The cost of the acquisition was approximately $3.5 million, $3.1 million of which related to acquired intangibles. The acquisition was funded by the Company's bank line of credit.

         On June 15, 1998, the Company closed on a transaction to exchange the assets of selected systems owned by TCA Cable Partners for the assets of certain systems owned by Cable One, Inc. ("Cable One"), a subsidiary of The Washington Post Company. The Company exchanged its operations in Bartlesville and Tonkawa, Oklahoma for Cable One's operations in Lufkin, Texas and surrounding areas. The exchange in total affects approximately 28,000 TCA and Cable One subscribers. The Company also agreed to manage Cable One's Livingston and Corrigan, Texas operations.

         On April 1, 1998, the Company acquired Web International, Inc., doing business as Internet Tyler, an Internet service provider serving the Tyler, Texas area. The Company issued 19,242 shares of common stock valued at $962,100 and paid approximately $260,000 in cash for this acquisition.

         On February 2, 1998 the Company formed a partnership, TCA Cable Partners II ( the "TCI Transaction") with TCI American Cable Holdings IV, L.P. (the "TCI Affiliate"), an affiliate of TCI. The Company contributed certain cable systems in Texas and New Mexico serving approximately 155,000 subscribers and $46.6 million in unsecured debt and the TCI Affiliate contributed its systems in North Texas and Western Louisiana serving approximately 150,000 subscribers and $249.7 million in unsecured debt, in exchange for an 80% and 20% partnership interest, respectively, in TCA Cable Partners II. The cable systems contributed by the Company and the TCI Affiliate are each valued at approximately $315 million. The Company financed the TCI Transaction with a portion of the proceeds from a $150 million increase in the Company's primary credit facility and the issuance of $200 million in public debt. Upon closing The TCI Transaction, the Company extended a loan to TCA Cable Partners II in the aggregate amount of the unsecured debt of TCA Cable Partners II. TCA Cable Partners II in turn used the proceeds of the loan to retire such debt. TCA Cable Partners II is consolidated in the financial statements of TCA and 20% of the estimated fair value of TCA Cable Partners II net assets were recorded by the Company as a redeemable minority interest at the acquisition date. The TCI Affiliate has the right to require the Company to purchase the TCI Affiliate's 20% partnership interest at fair market value beginning in February 2003 through February 2023 (the "Put and Call Period"), the termination date of the partnership agreement. The Company has a corresponding right to require the TCI Affiliate to sell its 20% partnership interest in TCA Cable Partners II to the Company at fair market value during the Put and Call Period. TCA Cable Partners II is managed by the Company.

         On December 15, 1997, the Company sold the assets of its long distance business to NTS Communications, Inc. The sales price was $4.1 million resulting in a gain of approximately $0.7 million.

         The pro forma operating results for the fiscal year 1998 acquisitions as though the acquisitions had been made at the beginning of fiscal year 1998 are as follows:


                     Revenues...............    $ 401,029,855
                     Net income.............       42,519,896
                     Basic earnings per share            0.85
                     Diluted earnings per share          0.84

         The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

9.       SHAREHOLDER RIGHTS PLAN

         On January 15, 1998, the Company's Board of Directors adopted a Shareholder Rights Plan (the "Rights Plan"). In connection with the adoption of the Rights Plan, the Board declared a dividend of one preferred share purchase right for each outstanding share of Company common stock. Each Right, which is not presently exercisable, entitles the holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $85. In the event that any person acquires 15 percent or more of the outstanding shares of common stock, each holder of a Right (other than the acquiring person or group) will be entitled to receive, upon payment of the exercise price, that number of common stock shares having a market value equal to two times the exercise price. The distribution of the Rights was made on January 28, 1998, payable to shareholders of record at the close of business on that date. The Rights will expire on January 15, 2008.

10.      INCENTIVE STOCK OPTION PLAN

         The Company, in fiscal year 1998 granted stock options and issued shares of common stock under the TCA Cable TV, Inc. Amended and Restated Incentive Stock Option Plan and the 1996 Non-Employee Directors' Stock Option Plan (collectively the "Plans") to employees and directors.

         All of the options granted to the employees and directors have an exercise price equal to or greater than the fair market value of the stock at grant date and become exercisable beginning on the first anniversary of the date of grant. The options granted to non-employee directors have a contractual term of 10 years and vest immediately on the date of grant. The options granted to employees have a contractual term of 7 years and vest over four years at the rate of 25% per year beginning on the first anniversary date of the grant.

         A summary of the Company's stock options as of October 31, 1998 and the changes during the year then ended is presented below:



                                                          WEIGHTED
                                         # OF SHARES       AVERAGE
                                          UNDERLYING      EXERCISE
                                           OPTIONS         PRICES
                                         -----------      --------
      Outstanding at beginning of
        the year ...................         489,644       $13.44
      Granted ......................         776,000        29.23
      Exercised ....................         (70,490)       14.03
      Forfeited ....................         (31,250)       14.66
      Expired ......................              --           --
                                          ----------       ------
      Outstanding at end of year ...       1,163,904       $23.63
                                          ==========       ======
      Exercisable at end of year ...         323,754        15.15
                                          ==========       ======
      Weighted-average fair value of
        options granted ............              --       $ 8.02
                                          ==========       ======

         Pursuant to SFAS 123, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in fiscal year 1998: dividend yield of 1.07%; risk free interest rate 5.28%; expected life of 4.9 years; and a volatility of 23.0%.





         The following table summarizes information about stock options outstanding at October 31, 1998:


                               TOTAL OPTIONS OUTSTANDING                     TOTAL OPTIONS EXERCISABLE
                               -------------------------                   ------------------------------
                                    WEIGHTED AVERAGE       WEIGHTED                           WEIGHTED
    RANGE OF           NUMBER           REMAINING           AVERAGE          NUMBER            AVERAGE
 EXERCISE PRICES     OUTSTANDING    CONTRACTUAL LIFE    EXERCISE PRICE     EXERCISABLE     EXERCISE PRICE
 ---------------     -----------    ----------------    --------------     -----------     --------------
  $  9.08-12.11          43,724        1.4 years            $10.58            43,724            10.58
    12.11-15.14         299,180        3.7 years             13.28           180,030            12.98
    15.14-30.28         821,000        6.8 years             28.28           100,000            21.39
                      ---------                                              -------
                      1,163,904                                              323,754
                      =========                                              =======

         Had the compensation cost for the Company's stock-based compensation plans been determined consistent with the requirements of SFAS 123, the Company's net income and earnings per common share for the year ended October 31, 1998 would approximate the pro forma amounts below:



                                    AS REPORTED       PRO FORMA
          SFAS 123 Charge ....                       $ 1,082,196
          APB 25 Charge ......
          Net income .........      $42,490,691      $41,833,798
          Basic earnings per
            common share .....      $      0.85      $      0.84
          Diluted earnings per
            common share .....      $      0.84      $      0.83

         The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

11.      DEFERRED SAVINGS AND RETIREMENT PLAN

         Effective September 1, 1983, the Company and several of its affiliates adopted a deferred savings and retirement plan covering all employees with at least one year of service.

         Employees may elect to contribute a portion of their compensation to the plan. The Company may contribute up to an amount equal to the employees' contributions but not in excess of three percent of the employees' earnings. The Company anticipates that all or substantially all of their discretionary and matching contributions will consist of registered shares of common stock of the Company. The Company's contribution for the year ended October 31, 1998 was $1,190,583.

12.      QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                                 YEAR ENDED OCTOBER 31, 1998
                                    ---------------------------------------------------------
                                                      THREE MONTHS ENDED
                                    ---------------------------------------------------------
                                    JANUARY 31      APRIL 30       JULY 31        OCTOBER 31
                                    -----------   -----------    ------------   -------------
TOTAL  REVENUE:                     $80,874,131   $96,580,112    $101,541,500   $ 106,741,040
OPERATING INCOME:                    23,621,527    28,772,961      28,044,483      31,852,911
NET INCOME:                          10,665,203     9,920,757       9,730,282      12,174,449
BASIC EARNINGS PER COMMON SHARE:    $      0.21   $      0.20    $        0.20  $        0.24
DILUTED EARNINGS PER COMMON SHARE:  $      0.21   $      0.20    $        0.19  $        0.24

13.      SEGMENT INFORMATION

         The Company operates primarily in the cable television industry. The Company's wholly-owned subsidiary, VPI Communications, Inc. d/b/a CableTime, provides cable advertising sales for the Company and third parties.


                                                                  Advertising
                                                     Cable         Insertion     Consolidated
                                                --------------   ------------   --------------

YEAR ENDED OCTOBER 31, 1998:
  Revenues.............................         $  316,535,922   $ 69,200,861   $  385,736,783
  Operating income.....................            102,157,851     10,134,031      112,291,882
  Depreciation and amortization........             53,797,113      2,589,721       56,386,834
  Capital expenditures, including acquisition      102,062,235      7,510,876      109,573,111
  Identifiable assets..................          1,032,977,765     37,794,648    1,070,772,413

14.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts of accounts receivable and accounts payable reported in the accompanying consolidated financial statements approximate fair value due to their short maturities.

         The carrying amount of borrowings under the revolving bank credit facilities approximate fair value as the outstanding borrowings bear interest at market rates.

         The fair value of the bonds is approximately $202 million at October 31, 1998 based on quoted market rates. The fair value, based on a discounted cash flow analysis, of amounts due under the notes payable is approximately $114.5 million at October 31, 1998.

15.      SUBSEQUENT EVENT

         At the December 9, 1998 Board of Directors' Meeting, a cash dividend of $0.08 was declared. This dividend is to holders of record on January 7, 1999, and payable on January 21, 1999.

16.      PROPOSED MERGER (UNAUDITED)

         On May 11, 1999, the Company and Cox Communications, Inc. ("Cox") entered into an agreement and plan of merger, whereby the Company will be merged into a subsidiary of Cox. As a result of the merger, each outstanding share of Company common stock will be converted into the right to receive cash and/or Class A common stock of Cox. The closing of the merger is subject to certain conditions, including the approval of the common stockholders of the Company and the receipt of all necessary regulatory approvals.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information has been derived from the historical financial statements of Cox, Prime South Diversified, Inc. and TCA Cable TV, Inc. The unaudited pro forma combined condensed balance sheet as of March 31, 1999 has been presented as if the pending acquisition of TCA had been consummated on that date. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1998 and for the three months ended March 31, 1999 have been presented as if the pending acquisition of TCA and the acquisition of Prime South had been consummated on January 1, 1998. Cox acquired Prime South on October 1, 1998.

     The unaudited pro forma combined condensed financial information gives effect to the acquisition of Prime South and the pending acquisition of TCA under the purchase method of accounting for business combinations and is based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial information presented on the following pages. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined condensed financial information are preliminary and have been made solely for purposes of developing such unaudited pro forma combined condensed financial information. Upon determination of the final fair values of certain Prime South and TCA assets and liabilities, assuming completion of the TCA acquisition, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including availability of additional information, changes in values not currently identified and changes in operating results between the dates of the unaudited pro forma combined condensed financial information and the date on which the acquisitions are consummated and such final fair values are determined.

     The pro forma adjustments do not reflect any operating efficiencies and cost savings that Cox may achieve with respect to the combined companies. The pro forma adjustments do not include any adjustments to historical revenues for any future price changes nor any adjustments to programming, operating, marketing and general and administrative expenses for any future operating changes.

     The unaudited pro forma combined condensed results are not necessarily indicative of the financial position or operating results that would have occurred had the transactions been consummated on the date, or at the beginning of the period, for which such transactions have been given effect. In addition, the unaudited pro forma combined condensed results are not necessarily indicative of the combined results of future operations.

      All per share amounts reflected in the unaudited pro forma combined condensed financial information below have been restated to reflect Cox's two-for-one stock split which became effective May 21, 1999.

                            COX COMMUNICATIONS, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1999
                             (MILLIONS OF DOLLARS)

                                                                                         TCA
                                                                                      PRO FORMA
                                                                 COX        TCA      ADJUSTMENTS    COX PRO
                                                                 (A)        (A)          (B)         FORMA
                                                              ---------   --------   -----------   ---------
ASSETS
Cash........................................................  $    90.4   $    4.5                 $    94.9
Accounts and notes receivable, less allowance for doubtful
  accounts..................................................      174.1       22.3                     196.4
Net plant and equipment.....................................    2,782.4      309.4    $  102.4       3,194.2
Investments.................................................    7,659.3        2.0         9.5       7,670.8
Intangible assets...........................................    3,944.2      724.2      (724.2)      8,934.6
                                                                                       3,796.0
                                                                                       1,194.4
Other assets................................................       76.6       13.2        (9.8)         80.0
                                                              ---------   --------    --------     ---------
        Total assets........................................  $14,727.0   $1,075.6    $4,368.3     $20,170.9
                                                              =========   ========    ========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable & accrued expenses.........................  $   287.5   $   52.8    $  (10.0)    $   330.3
Deferred income.............................................       46.3        2.7                      49.0
Deferred income taxes.......................................    3,668.3       86.4        40.4       4,989.5
                                                                                       1,194.4
Other liabilities...........................................      372.4        4.2                     376.6
Debt........................................................    3,383.1      532.0     1,637.1       5,562.2
                                                                                          10.0
Amounts due to Cox Enterprises, Inc.........................      112.7                                112.7
                                                              ---------   --------    --------     ---------
        Total liabilities...................................    7,870.3      678.1     2,871.9      11,420.3
                                                              ---------   --------    --------     ---------
Minority interest in equity of consolidated subsidiary......                 193.8                     193.8
Shareholders' equity
  Preferred stock...........................................        4.8                                  4.8
  Class A common stock......................................      527.5        5.0        (5.0)        567.1
                                                                                          39.6
  Class C common stock......................................       27.6                                 27.6
  Additional paid-in capital................................    1,879.8       55.5       (55.5)      3,540.3
                                                                                       1,660.5
  Retained earnings.........................................    1,601.5      151.2      (151.2)      1,601.5
  Accumulated other comprehensive income....................    2,815.5        1.5        (1.5)      2,815.5
  Less: treasury stock......................................                  (9.5)        9.5
                                                              ---------   --------    --------     ---------
        Total shareholders' equity..........................    6,856.7      203.7     1,496.4       8,556.8
                                                              ---------   --------    --------     ---------
        Total liabilities and shareholders' equity..........  $14,727.0   $1,075.6    $4,368.3     $20,170.9
                                                              =========   ========    ========     =========

                            COX COMMUNICATIONS, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                                 BALANCE SHEET
                                 MARCH 31, 1999

(a) Represents historical amounts for Cox as of March 31, 1999 and TCA as of January 31, 1999.

(b) Represents the net effect of Cox's acquisition of TCA and the preliminary adjustments to the historical balance sheet of TCA recorded in conjunction with applying purchase accounting. A summary of the assumptions for these adjustments is as follows:

                                                               (MILLIONS OF DOLLARS)
                                                              -----------------------
Purchase price plus net liabilities assumed:
  Cox Class A common stock to be issued to TCA shareholders
     (see below)............................................         $1,700.1
  Cash to be paid to TCA shareholders (funded through new
     borrowings)............................................          1,613.6
  Assumption of TCA debt and accrued interest...............            542.0
  Cox acquisition related costs (funded through new
     borrowings)............................................             23.5
                                                                     --------
          Total purchase price..............................         $3,879.2
                                                                     --------
Allocation of purchase price to tangible assets:
  Preliminary estimate to record acquired plant and
     equipment at fair value................................         $  411.8
  Preliminary estimate of deferred taxes related to property
     and equipment write-up.................................            (40.4)
  Preliminary estimate to record investments at fair
     value..................................................             11.5
  Net working capital deficit and other assets/liabilities
     of TCA assumed or acquired by Cox......................           (105.9)
  Minority interest in TCA consolidating entity.............           (193.8)
                                                                     --------
          Total allocation to tangible assets...............             83.2
                                                                     --------
Excess of purchase price over tangible assets...............         $3,796.0
                                                                     ========

     Cox anticipates the issuance of approximately 39.6 million shares of Cox Class A common stock, which assumes TCA director options will be converted into Cox Class A common stock, to TCA shareholders upon consummation of the TCA acquisition.

     In addition, the pro forma adjustments reflect:

     - the elimination of TCA's equity accounts, certain intangible assets (comprised primarily of goodwill which arose from previous acquisitions by TCA)and $9.8 million of deferred debt issuance costs;

     - the reclassification of accrued interest to debt which will be refinanced subsequent to the consummation of the TCA acquisition; and

     - deferred taxes and corresponding goodwill related to the excess purchase price over net tangible assets acquired.

                            COX COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                  (MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                     PRIME
                                                                     SOUTH          TCA
                                                                   PRO FORMA     PRO FORMA
                              COX        PRIME SOUTH     TCA      ADJUSTMENTS   ADJUSTMENTS        COX
                              (A)            (A)         (A)          (B)           (C)         PRO FORMA
                          ------------   -----------   --------   -----------   -----------   -------------
Revenues................  $    1,716.8    $   138.2    $  385.7                               $    2,240.7
Costs and expenses
  Programming costs.....         406.8         40.9       103.7                                      551.4
  Plant operations......         132.8          5.8        76.7                                      215.3
  Marketing.............          99.5          5.7         2.5                                      107.7
  General and
     administrative.....         389.2         24.9        34.1                                      448.2
  Satellite operating
     and
     administrative.....          29.4                                                                29.4
  Depreciation..........         373.5         29.7        36.5    $   (5.6)     $    15.0           449.1
  Amortization..........          84.2         10.6        19.9         8.9           75.0           234.9
                                                                        6.4           29.9
                          ------------    ---------    --------    --------      ---------    ------------
Operating income........         201.4         20.6       112.3        (9.7)        (119.9)          204.7
Interest expense........        (223.3)      (106.6)      (34.1)       60.4         (104.2)         (407.8)
Equity in net losses of
  affiliated
  companies.............        (547.2)        (1.6)                                                (548.8)
Gain on investments,
  net...................       2,484.2                                                             2,484.2
Gain on issuance of
  stock by affiliated
  company...............         165.3                                                               165.3
Dividend income.........          12.2                                                                12.2
Other, net..............           0.9                     (8.5)                                      (7.6)
                          ------------    ---------    --------    --------      ---------    ------------
Income (loss) before
  taxes.................       2,093.5        (87.6)       69.7        50.7         (224.1)        1,902.2
Income taxes............         822.8                     27.2       (10.7)         (76.5)          762.8
                          ------------    ---------    --------    --------      ---------    ------------
Net income (loss).......  $    1,270.7    $   (87.6)   $   42.5    $   61.4      $  (147.6)   $    1,139.4
                          ============    =========    ========    ========      =========    ============
Per share data:
  Basic income per share
     of Class A common
     stock..............  $       2.33                                                        $       1.92
                          ============                                                        ============
  Diluted income per
     share of Class A
     common stock.......          2.30                                                                1.90
                          ============                                                        ============
  Basic weighted-average
     shares of Class A
     common stock
     outstanding........   545,626,528                                                         593,676,957
                          ============                                                        ============
  Diluted
     weighted-average
     shares of Class A
     common stock
     outstanding........   552,421,730                                                         600,472,159
                          ============                                                        ============

                            COX COMMUNICATIONS, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

(a) Represents historical amounts for the years ended December 31, 1998 for Cox and October 31, 1998 for TCA and for the nine months ended September 30, 1998 for Prime South.

(b)  Represents the effects of:

     1. elimination of certain interest expense accrued by Prime South offset by the incremental interest expense from new borrowings to fund the Prime South acquisition with interest calculated using Cox's average cost of funds rate of 6.4%;

     2. depreciation expense on the preliminary estimated fair value of acquired plant and equipment over the estimated average remaining useful life of eight years;

     3. amortization expense on the excess purchase price over net tangible assets acquired based on preliminary asset allocations, primarily franchise value, over 40 years;

     4. amortization expense on goodwill arising from the impact on deferred taxes as a result of this acquisition to be amortized over 40 years;

     5. the effects on Cox's income tax provision, using a statutory rate of 35%, on the adjustments reflected in items 1., 2. and 3. above and Prime South current year operating losses for the nine months ended September 30, 1998; and

(c)  Represents the effects of:

     1. incremental interest expense from new borrowings to fund the TCA acquisition and assumed debt with interest calculated using Cox's average cost of funds rate of 6.4%;

     2. depreciation expense on the preliminary estimated fair value of acquired plant and equipment over the estimated average remaining useful life of eight years;

     3. amortization expense on the excess purchase price over net tangible assets acquired based on preliminary asset allocations, primarily franchise value, over 40 years;

     4. amortization expense on goodwill arising from the impact on deferred taxes as a result of this acquisition to be amortized over 40 years; and

     5. the effects on Cox's income tax provision, using a statutory rate of 39.4%, on the adjustments reflected in items 1., 2. and 3. above.

                            COX COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999
                  (MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                              TCA
                                                                           PRO FORMA
                                                      COX         TCA     ADJUSTMENTS       COX
                                                      (A)         (A)         (B)        PRO FORMA
                                                  ------------   ------   -----------   ------------
Revenues........................................  $      498.5   $105.4                 $      603.9
Costs and expenses
  Programming costs.............................         128.8     28.5                        157.3
  Plant operations..............................          39.1     20.8                         59.9
  Marketing.....................................          26.6      0.4                         27.0
  General and administrative....................         115.5      8.9                        124.4
  Depreciation..................................          96.6      9.9     $  3.0             109.5
  Amortization..................................          26.7      5.4       18.4              58.0
                                                                               7.5
                                                  ------------   ------     ------      ------------
Operating income................................          65.2     31.5      (28.9)             67.8
Interest expense................................         (54.0)    (9.2)     (24.5)            (87.7)
Equity in net losses of affiliated companies....         (46.5)                                (46.5)
Gain on investments, net........................         419.5                                 419.5
Dividend income.................................          11.1                                  11.1
Other, net......................................          (0.1)    (2.7)                        (2.8)
                                                  ------------   ------     ------      ------------
Income (loss) before taxes......................         395.2     19.6      (53.4)            361.4
Income taxes....................................         144.0      7.6      (18.1)            133.5
                                                  ------------   ------     ------      ------------
Net income (loss)...............................  $      251.2   $ 12.0     $(35.3)     $      227.9
                                                  ============   ======     ======      ============
Per share data:
  Basic income per share of Class A common
     stock......................................  $       0.45                          $       0.38
                                                  ============                          ============
  Diluted income per share of Class A common
     stock......................................          0.45                                  0.38
                                                  ============                          ============
  Basic weighted-average shares of Class A
     common stock outstanding...................   554,896,354                           594,497,283
                                                  ============                          ============
  Diluted weighted-average shares of Class A
     common stock outstanding...................   562,837,952                           602,438,881
                                                  ============                          ============

                            COX COMMUNICATIONS, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999

(a) Represents historical amounts for the three months ended March 31, 1999 for Cox and January 31, 1999 for TCA.

(b)  Represents the effects of:

     1. the incremental interest expense from new borrowings to fund the TCA acquisition and assumed debt with interest calculated using Cox's average cost of funds rate of 6.2%;

     2. depreciation expense on the preliminary estimated fair value of acquired plant and equipment over the estimated average remaining useful life of eight years;

     3. amortization expense on the excess purchase price over net tangible assets acquired based on preliminary asset allocations, primarily franchise value, over 40 years;

     4. amortization expense on goodwill arising from the impact on deferred taxes as a result of this acquisition to be amortized over 40 years; and

     5. the effects on Cox's income tax provision, using a statutory rate of 39.4%, on the adjustments reflected in items 1., 2. and 3. above.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          COX COMMUNICATIONS, INC.


         Dated: July 19, 1999              By: /s/ Andrew A. Merdek
                                              --------------------------------
                                              Andrew A. Merdek
                                              Corporate Secretary